EXHIBIT NO. 99

Supplemental Segment Information
In thousands	Three Months Ended October 31,		Six Months Ended October 31,
		(Restated)		(Restated)
	2002	2001	2002	2001
Orders Received:
Sign Making & Specialty Graphics	$ 68,330	$ 70,667	$ 134,838	$ 135,553
Apparel & Flexible Materials	37,016	35,789	75,676	76,628
Ophthalmic Lens Processing	21,747	19,733	43,373	40,170
	$127,093	$126,189	$253,887	$252,351
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	October 31, 2002	April 30, 2002
Backlog:
Sign Making & Specialty Graphics	$ 661	$ 1,089
Apparel & Flexible Materials	26,476	27,284
Ophthalmic Lens Processing	4,741	4,276
	$ 31,878	$ 32,649
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